Exhibit 99.1

FOR IMMEDIATE RELEASE

FTI CONSULTING, INC. REPORTS THIRD QUARTER FINANCIAL RESULTS

• Revenues up 21.7% to $162 Million; EPS up 18.5% Before Special Termination Charge

• EPS ($0.01) After Special Termination Charge of ($0.33);

• 2006 Guidance Updated to Reflect Acquisition of Financial Dynamics

BALTIMORE, MD, October 31, 2006—FTI Consulting, Inc. (NYSE: FCN), the leading global consulting firm to organizations confronting the critical legal, financial and reputational issues that shape their futures, today reported its financial results for the third quarter ended September 30, 2006 and addressed guidance for the remainder of 2006.

Comparison of Selected Financial Results (millions, except per share data)

	Three months ended September 30,		% increase	Nine months ended September 30,		% increase
	2006	2005		2006	2005
Revenue	$162.1	$133.2	21.7%	$491.1	$373.7	31.4%

GAAP Diluted EPS	$(0.01)	$0.27	n/a	$0.61	$0.90	n/a

Non-GAAP Diluted EPS
Before special termination charge (1)	$0.32	$0.27	18.5%	$0.93	$0.90	3.3%

*	See “Reconciliation of GAAP Financial Information to Non-GAAP Financial Information” below
(1)	Excludes a special termination charge of approximately $23.0 million, primarily reflecting severance costs and a related impairment of intangibles, in connection with the restructuring of the company’s U.K. operations and certain non-core practices in the U.S.

Third Quarter Results

For the third quarter of 2006, revenues increased 21.7 percent to $162.1 million from $133.2 million for the same period in the prior year. Earnings per share (($0.01) after a special termination charge of ($0.33) related to the restructuring of the Company’s U.K. operations and the consolidation of certain non-core practices in the U.S., as previously announced), increased 18.5 percent to $0.32 before the charge from $0.27 in the prior year. Results for the third quarter of 2006 include approximately $2.8 million of pre-tax share-based compensation expense ($0.05 per share), which was not present in 2005.

Excluding the effect of the special termination charge of $23.0 million, earnings from operations before interest, taxes, depreciation and amortization (Adjusted EBITDA) increased 11.2 percent to $34.7 million, from $31.2 million in the prior year.

Commenting on the quarter, Jack Dunn, FTI’s president and chief executive officer, said, “The third quarter was extremely successful from both an operational and strategic perspective. In a quarter that is usually impacted by seasonal factors, we generated revenues that grew 15.2% organically and 6.5% from acquisitions year over year and were inline with the 2006 second quarter, typically a seasonally stronger period for our business. In addition, we invested in key resources to meet the continued strong demand for our capabilities. Finally, we followed through on our promise to shareholders to take the steps necessary to enhance the future profitability of our Corporate Finance/Restructuring, Forensic/Litigation and Economic segments. While our actions generated a charge in the current quarter, we expect them to generate a net improvement of between $12 million and $15.0 million in our annual operating income going forward.”

Mr. Dunn continued, “More importantly for the long term, we set the stage for continued organic growth, both in the U.S. and throughout the world, with the acquisition of Financial Dynamics (FD). This was a transformative transaction, capping a multiyear effort to diversify our revenue base across all phases of the economic cycle and giving us a fully built-out global platform from which to drive organic growth in all our businesses around the world. In addition, because the communications function touches all of our existing practice areas, FD brings the vehicle to reinforce the culture we are building across the Company. In less than a month since closing the transaction, we have won a number of joint assignments. In addition, the strategic advantage afforded by our new global platform was underscored by our late third quarter/early fourth quarter acquisitions of G3 and BKS, where FD’s global infrastructure and relationships will serve to accelerate the potential for these two operations to further expand their activities throughout Europe.”

Cash flow used in operations was $0.9 million in the third quarter of 2006. Excluding the impact of the special termination charge, which utilized cash of approximately $1.8 million in the third quarter, cash flow provided by operations was $0.9 million, net of cash of approximately $8.9 million issued as long-term forgivable loans in connection with the signing of certain long-term employment agreements. Cash flow provided by operations in the third quarter of 2005 was $27.5 million. At September 30, 2006, FTI had cash and cash equivalents of approximately $22.5 million. Accounts receivable days-sales-outstanding were higher than anticipated at September 30, 2006, but the quality of the Company’s accounts receivable remains high, and cash collections during the month of October were substantial. The Company did not repurchase any shares of common stock during the third quarter, and the remaining amount authorized under the Company’s current share repurchase program at September 30, 2006 was approximately $33.5 million.

Total headcount at September 30, 2006 was 1,548, and revenue-generating headcount was 1,162. As a result of the growth of the technology segment discussed below and our acquisition of FD, the Company believes utilization of revenue-generating personnel and average rate per hour metrics are much less meaningful for the Company taken as a whole, but are presented in the accompanying tables for those business segments for which the metrics continue to be relevant.

Third-Quarter Business Segment Results

Forensic and Litigation Consulting

Forensic and Litigation Consulting had a good quarter, both sequentially and year over year, with revenues increasing 22.8 percent to $46.8 million from $38.1 million for the same period in the prior year. Results reflected the emergence of the Company’s global risk and integrity practice as well as increasing investigation activity in the stock options back-dating arena, where the Company is involved in more than 40 of the approximately 120 investigations announced to date. The Company expects this segment’s strong performance will continue into the fourth quarter based on industry sources who believe there are as many as 1,000 or more potential stock options back-dating matters which the SEC intends to approach in phases in future periods. In addition, a heavier trial calendar than in recent months is anticipated, including trial activity related to the pharmaceuticals industry. This segment is a particular beneficiary of the recently announced FD transaction, where an increasingly important aspect of corporate governance investigations is communication of issues involved and findings of fact to a broad constituency, including boards of directors, stockholders, the press, and Wall Street. The combination with FD is a differentiating factor in the marketplace that is winning FTI business. During this traditionally quieter quarter, the segment also completed most of its training goals for the year. Segment Adjusted EBITDA excluding the effect of the special termination charge increased 39.6 percent to $13.4 million, from $9.6 million in the prior year.

Technology Consulting

Technology had an excellent quarter, with revenues increasing 75.4 percent to $30.0 million from $17.1 million for the same period in the prior year. Results included a number of corporate governance and antitrust matters, but also reflect robustness in the annuity-based hosting business, which is typically less vulnerable to the seasonal swings associated with the litigation industry. Going forward, the Company anticipates increased annuity-type licensing revenues from direct installs of our Ringtail database management system at client sites, as well as continued growth in repository services for both existing and new clients. The addition of G-3 in London should accelerate the growth of our off-shore activities, and, in anticipation of continued strong performance, a net of 10 new professionals were added during the quarter. Segment EBITDA increased 56.9 percent to $11.3 million, from $7.2 million in the prior year.

Corporate Finance/Restructuring

Corporate Finance/Restructuring revenues increased 2.2 percent to $50.7 million from $49.6 million for the same period in the prior year, despite continuation of soft market conditions in the restructuring practice. While conditions in the restructuring market remained challenging, the segment was able to grow revenues through increased participation in the transaction advisory market, due to a particularly active merger and acquisition landscape. Looking forward, the Company expects continued activity in the m&a arena as well as steady performance in the core restructuring practice in the automotive and healthcare industries. In addition, there are signs of weakness in the housing industry, and perhaps the beginning of a slowing economy. For example, record levels of mortgage defaults, combined with higher mortgage refinance costs, may serve to limit consumer spending and create pressure on an already saturated retail market. Segment Adjusted EBITDA excluding the effect of the special termination charge decreased 14.9 percent to $12.0 million from $14.1 million in the prior year.

Economic Consulting

Economic Consulting revenues increased 21.8 percent to $34.6 million from $28.4 million for the same period in the prior year despite the effect of a series of proposed rule makings by the Surface Transportation Board that caused some ongoing casework in the Company’s network strategies practice to be delayed. Looking forward, the pipeline appears strong in energy, financial/securities litigation and antitrust, and an influx of engagements to manage large settlements resulting from SEC enforcement matters is expected. Segment Adjusted EBITDA, excluding the effect of the special termination charge, increased 5.6 percent to $7.6 million from $7.2 million in the prior year.

Nine-Month Results

For the first nine months of 2006, revenues increased 31.4 percent to $491.1 million from $373.7 million for the same period in the prior year. Earnings per diluted share ($0.61 after the one-time special termination charge of $0.33 in the 2006 third quarter) increased 4.4 percent to $0.94 before the charge from $0.90 in the prior year. Results for the first nine months of 2006 include approximately an incremental $8.3 million of FASB 123(R) compensation expense ($0.15 per share), which was not present in 2005.

Excluding the effect of the special termination charge of $23.0 million, Adjusted EBITDA rose 15.2 percent to $102.5 million from $89.0 million in the prior year.

Forensic and Litigation Consulting revenues increased 23.9 percent to $142.1 million from $114.7 million for the same period in the prior year. Segment Adjusted EBITDA excluding the effect of the special termination charge increased 17.1 percent to $39.7 million from $33.9 million in the prior year.

Technology Consulting revenues increased 103.8 percent to $86.0 million from $42.2 million for the same period in the prior year. Segment EBITDA increased 105.4 percent to $34.3 million from $16.8 million in the prior year.

Corporate Finance/Restructuring revenues increased 14.3 percent to $154.7 million from $135.4 million for the same period in the prior year. Segment Adjusted EBITDA excluding the effect of the special termination charge decreased 11.9 percent to $36.4 million from $41.3 million in the prior year.

Economic Consulting revenues increased 33.1 percent to $108.3 million from $81.4 million for the same period in the prior year. Segment Adjusted EBITDA excluding the effect of the special termination charge increased 30.2 percent to $25.9 million from $19.9 million in the prior year.

2006 Guidance Updated to Reflect Acquisition of FD

Based on results for the third quarter of 2006 and current market conditions, and excluding the special termination charge described above, the Company continues to expect earnings per diluted share to be in a range of $1.26 to $1.35, which includes the impact of the FD acquisition and expensing stock options.

FTI continues to anticipate pre-tax share-based compensation of approximately $12.0-$13.0 million, or approximately $0.21-$0.22 per diluted share for 2006. For comparative purposes, earnings per diluted share for 2005 on a pro forma basis would have been reduced by approximately $0.18 per share if 123(R) had been adopted at the beginning of 2005.

Revenue for 2006, which will include FD for the fourth quarter of 2006, is now anticipated to range from $677.0 million to $693.0 million. Including FD for the fourth quarter, Adjusted EBITDA, excluding the effect of the special termination charge and including the expensing of stock options, is expected to range from $146.0 million to $152.0 million.

With the acquisition of FD and the growth of FTI’s technology segment, the Company believes utilization and average bill rates are no longer meaningful metrics for FTI taken as a whole, but are presented for the Company’s three other business segments in the accompanying table. Revenue-generating headcount at the end of 2006, including FD, is anticipated to be approximately 1,547. The accompanying table also indicates anticipated results for the Company’s business segments for 2006 and is presented including the estimated impact of expensing stock options.

Third-Quarter Conference Call

FTI will hold a conference call to discuss third quarter financial results at 9:00 a.m. Eastern time on Tuesday, October 31, 2006. The call can be accessed live and will be available for replay over the Internet for 90 days by logging onto the Company’s website, www.fticonsulting.com.

About FTI Consulting

FTI is a leading global firm that organizations rely on for advice and solutions in the areas of forensic analysis, investigation, economic analysis, restructuring, due diligence, strategic communication, financial communication and technology when confronting the critical legal, financial and reputational issues that shape their futures.

FTI delivers solutions every day through its network of nearly 2,000 professionals in offices in every major business center in the world.

Note: Although EBITDA, Adjusted EBITDA and Adjusted Net Income are not measures of financial condition or performance determined in accordance with GAAP, FTI believes that they are useful operating performance measures for evaluating its results of operations from period to period and as compared to its competitors. EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies to value and compare the financial performance of companies in FTI’s industry. FTI uses EBITDA and Adjusted EBITDA to evaluate and compare the operating performance of its segments and it is one of the primary measures used to determine employee bonuses. FTI also uses EBITDA to value businesses it acquires or anticipates acquiring. A reconciliation of EBITDA, Adjusted EBITDA and Adjusted Net Income to Net Income is included in the accompanying tables to this press release. Information relating to stock option issuances and stock prices during 2006 cannot be predicted and are not quantifiable with certainty at this time. Such information is not available without an unreasonable effort or otherwise. EBITDA, Adjusted EBITDA and Adjusted Net Income are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. In addition, because the calculation of EBITDA and Adjusted EBITDA in the maintenance covenants contained in FTI’s credit facilities is based on accounting policies in use, consistently applied from the time the indebtedness was incurred, EBITDA and Adjusted EBITDA as supplemental financial measures are also indicative of the company’s capacity to service debt and thereby provides additional useful information to investors regarding the company’s financial condition and results of operations. EBITDA and Adjusted EBITDA for purposes of those covenants are not calculated in the same manner as they are calculated in the accompanying table.

Safe Harbor Statement

This press release includes “forward-looking” statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include the pace and timing of the consummation and integration of past and future acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

(in thousands, except per share data)

	Nine Months Ended
	September 30, 2006	September 30, 2005
	(unaudited)
Revenues	$491,092	$373,720

Direct cost of revenues	276,896	202,878
Selling, general and administrative expense	121,547	89,110
Loss from subleased facilities	—	920
Special termination charges	22,972	—
Amortization of other intangible assets	8,310	4,309

	429,725	297,217

Operating income	61,367	76,503

Other income (expense)
Interest and other expense, net	(16,105)	(8,192)
Loss on early extinguishment of term loans	—	(1,687)
Litigation settlements	419	(991)

Income before income tax provision	45,681	65,633

Income tax provision	21,013	27,566

Net income	$24,668	$38,067

Earnings per common share - basic	$0.63	$0.91

Weighted average common shares outstanding - basic	39,338	41,760

Earnings per common share - diluted	$0.61	$0.90

Weighted average common shares outstanding - diluted	40,112	42,404

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

(in thousands, except per share data)

	Three Months Ended
	September 30, 2006	September 30, 2005
	(unaudited)
Revenues	$162,068	$133,189

Direct cost of revenues	91,554	73,341
Selling, general and administrative expense	39,711	31,667
Loss from subleased facilities	—	920
Special termination charges	22,972	—
Amortization of other intangible assets	2,551	1,952

	156,788	107,880

Operating income	5,280	25,309

Other income (expense)
Interest and other expense, net	(5,692)	(4,327)
Loss on early extinguishment of term loans	—	(1,687)
Litigation settlements	688	21

Income before income tax provision	276	19,316

Income tax provision	562	8,113

Net income	$(286)	$11,203

Earnings per common share - basic	$(0.01)	$0.28

Weighted average common shares outstanding - basic	39,236	40,177

Earnings per common share - diluted	$(0.01)	$0.27

Weighted average common shares outstanding - diluted	39,236	41,170

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

(in thousands)

	September 30, 2006	September 30, 2005
Operating activities
Net income	$24,668	$38,067
Adjustments to reconcile net income to net cash (used in) provided by operating activities
Depreciation and other amortization	9,394	8,308
Amortization of other intangible assets	8,310	4,309
Provision for doubtful accounts	6,060	2,945
Income tax benefit from stock option exercises	—	1,188
Loss on early extinguishment of term loans	—	1,687
Non-cash stock-based compensation expense	10,708	1,374
Loss from subleased facilities	—	920
Impairment of other intangible assets	933	—
Non-cash interest and other	870	2,056
Changes in operating assets and liabilities
Accounts receivable, billed and unbilled	(50,724)	(31,471)
Notes receivable	(33,985)	1,467
Prepaid expenses and other assets	(5,940)	(3,414)
Accounts payable, accrued expenses and other	10,140	6,985
Special termination charges	18,590	—
Income taxes payable	(5,206)	4,261
Accrued compensation	(24,748)	6,115
Billings in excess of services provided	27	(1,294)

Net cash (used in) provided by operating activities	(30,903)	43,503

Investing activities
Payments for acquisition of businesses, including contingent payments and acquisition costs	(69,756)	(50,972)
Purchases of property and equipment	(13,803)	(12,077)
Proceeds from note receivable due from purchasers of former subsidiary	—	5,525
Change in other assets	247	(134)

Net cash used in investing activities	(83,312)	(57,658)

Financing activities
Issuance of debt securities	—	350,000
Purchase and retirement of common stock	(23,376)	(133,088)
Borrowings under long-term credit facility	400	50,000
Payments of long-term debt	(15)	(155,000)
Borrowings under revolving line of credit	—	33,500
Payments of revolving line of credit	—	(33,500)
Issuance of common stock under equity compensation plans	6,471	5,016
Income tax benefit from stock option exercises	910	—
Payments of debt financing fees, capital lease obligations and other	(1,067)	(13,220)

Net cash (used in) provided by financing activities	(16,677)	103,708

Net decrease in cash and cash equivalents	(130,892)	89,553
Cash and cash equivalents, beginning of period	153,383	25,704

Cash and cash equivalents, end of period	$22,491	$115,257

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Revenues	ADJUSTED EBITDA (1)	Margin	Utilization	Average Rate	Revenue- Generating Headcount
	(in thousands)			(2)	(2)
Three Months Ended September 30, 2006

Forensic and Litigation Consulting	$46,833	$13,351	28.5%	73%	$332	389
Corporate Finance/Restructuring	50,725	12,026	23.7%	73%	$417	333
Economic Consulting	34,554	7,631	22.1%	76%	$391	202
Technology	29,956	11,346	37.9%	N/M	N/M	238

	$162,068	44,354	27.4%	N/M	N/M	1,162

Corporate expenses		(9,643)

ADJUSTED EBITDA (1)		$34,711	21.4%

Nine Months Ended September 30, 2006

Forensic and Litigation Consulting	$142,058	$39,702	27.9%	78%	$307	389
Corporate Finance/Restructuring	154,729	36,412	23.5%	76%	$402	333
Economic Consulting	108,257	25,877	23.9%	80%	$382	202
Technology	86,048	34,270	39.8%	N/M	N/M	238

	$491,092	136,261	27.7%	N/M	N/M	1,162

Corporate expenses		(33,799)

ADJUSTED EBITDA (1)		$102,462	20.9%

Three Months Ended September 30, 2005

Forensic and Litigation Consulting	38,096	$9,564	25.1%	72%	$287	326
Corporate Finance/Restructuring	$49,605	14,084	28.4%	79%	$388	333
Economic Consulting	28,387	7,211	25.4%	80%	$368	171
Technology	17,101	7,222	42.2%	N/M	N/M	136

	$133,189	38,081	28.6%	N/M	N/M	966

Corporate expenses		(6,883)

ADJUSTED EBITDA (1)		$31,198	23.4%

Nine Months Ended September 30, 2005

Forensic and Litigation Consulting	114,740	$33,862	29.5%	76%	$289	326
Corporate Finance/Restructuring	$135,441	41,281	30.5%	82%	$399	333
Economic Consulting	81,355	19,880	24.4%	84%	$375	171
Technology	42,184	16,782	39.8%	N/M	N/M	136

	$373,720	111,805	29.9%	N/M	N/M	966

Corporate expenses		(22,756)

ADJUSTED EBITDA (1)		$89,049	23.8%

(1)	We define EBITDA (earnings before net interest, taxes, depreciation and amortization) as net income before income taxes, net interest expense, depreciation and amortization which may not be similar to EBITDA measures of other companies. EBITDA is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statements of income. We believe that EBITDA is useful to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a common alternative performance measure used by investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within our industry. For further explanation, see reconciliation of Non-GAAP financial measures.
(2)	Substantially more than half of Technology revenues are not generated on an hourly basis. Accordingly, utilization and average rate metrics will no longer be presented as they are Not Meaningful.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2006 AND DECEMBER 31, 2005

(in thousands, except per share amounts)

	September 30, 2006	December 31, 2005
Assets
Current assets
Cash and cash equivalents	$22,491	$153,383
Accounts receivable
Billed	125,958	87,947
Unbilled	72,981	56,871
Allowance for doubtful accounts and unbilled services	(20,827)	(17,330)

	178,112	127,488
Notes receivable	7,528	2,713
Prepaid expense and other current assets	27,215	8,147
Deferred income taxes	9,816	6,404

Total current assets	245,162	298,135

Property and equipment, net	33,612	29,302
Goodwill, net	647,317	576,612
Other intangible assets, net	33,442	21,454
Cash held in escrow	—	—
Notes receivable, net of current portion	25,687	6,516
Other assets	45,657	27,445

Total assets	$1,030,877	$959,464

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$38,297	$21,762
Accrued compensation	56,399	72,688
Billings in excess of services provided	10,788	10,477

Total current liabilities	105,484	104,927

Long-term debt, less current portion	348,361	348,431
Deferred income taxes	45,648	33,568
Deferred rent and other liabilities	19,853	18,269

Stockholders’ equity
Preferred stock, $0.01 par value; 5,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value; 75,000 shares authorized; 39,878 shares issued and outstanding in 2006 and 39,009 shares issued and outstanding in 2005	403	390
Additional paid-in capital	259,547	238,055
Unearned compensation	—	(11,089)
Retained earnings	251,581	226,913

Total stockholders’ equity	511,531	454,269

Total liabilities and stockholders’ equity	$1,030,877	$959,464

FTI CONSULTING, INC.

UPDATED OUTLOOK RANGE FOR 2006 BY BUSINESS SEGMENT

	Revenues	Adjusted EBITDA (1)	Margin	Utilization	Average Rate	Revenue Generating Headcount
	(in thousands)			(2)	(2)
Outlook Range for 2006

From ($1.26 per share)
Forensic and Litigation	$185,000	$55,000	29.7%	76%	$296	387
Corporate Finance/Restructuring	205,000	47,000	22.9%	75%	$398	343
Economic Consulting	143,000	35,000	24.5%	79%	$379	220
Technology Consulting (2)	114,000	45,000	39.5%	N/M	N/M	243
Strategic and Financial Communications(2)	30,000	8,000	26.7%	N/M	N/M	390

	$677,000	190,000	28.1%	N/M	N/M	1,583

Corporate expenses		44,000	6.5%

EBITDA (1)		$146,000	21.6%

To ($1.35 per share)
Forensic and Litigation	$190,000	$57,000	30.0%	77%	$293	397
Corporate Finance/Restructuring	208,000	49,000	23.6%	77%	$396	343
Economic Consulting	147,000	36,000	24.5%	80%	$375	230
Technology Consulting (2)	117,000	47,000	40.2%	N/M	N/M	247

Strategic and Financial Communications(2)	31,000	9,000	29.0%	N/M	N/M	390

	$693,000	198,000	28.6%	N/M	N/M	1,607

Corporate expenses		46,000	6.6%

EBITDA (1)		$152,000	21.9%

(1)	We define EBITDA (earnings before net interest, taxes, depreciation and amortization) as operating income before depreciation and amortization which may not be similar to EBITDA measures of other companies. EBITDA is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. We believe that EBITDA is useful to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a common alternative performance measure used by investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within our industry.
(2)	Substantially more than half of Technology revenues are not generated on an hourly basis. Accordingly, utilization and average rate metrics will no longer be presented as they are Not Meaningful

FTI CONSULTING, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Net income	$(286)	$11,203	$24,668	$38,067

Earnings per common share-diluted	$(0.01)	$0.27	$0.61	$0.90

Add back: Special Termination charge	22,972	—	22,972	—
Tax effect	10,039	—	10,293	—

Adjusted net income before Special Termination charge (1)	$12,647	$11,203	$37,347	$38,067

Adjusted earnings per common share-diluted before Special Termination charge (1)	$0.32	$0.27	$0.93	$0.90

Add back: FASB 123 (Revised) share-based compensation	2,810	—	8,255	—
Tax effect	844	—	2,080	—

Adjusted net income before share-based compensation and
Special Termination charge	$14,613	$11,203	$43,522	$38,067

Adjusted earnings per common share-diluted before share-based compensation and Special Termination charge	$0.37	$0.27	$1.09	$0.90

Add back: Amortization of intangible assets	2,551	1,952	8,310	4,309
Tax effect	1,163	820	3,789	1,810

Adjusted net income before share-based compensation, Special Termination charge and amortization of intangible assets	$16,001	$12,335	$48,043	$40,566

Adjusted earnings per common share-diluted before Special Termination charge and amortization of intangible assets (1)	$0.41	$0.31	$1.20	$0.96

(1)	Management defines and uses earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA and adjusted net income, which are non-GAAP measures, in evaluating the Company’s financial performance. These measures may not be similar to non-GAAP measures of other companies. Management believes that the use of such measures, as supplements to operating income, net income and other GAAP measures, are useful indicators of the Company’s financial performance and its ability to generate cash flow from operations that are available to fund capital expenditures and service debt. Further, these measures exclude certain items to provide better comparability from period to period. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with accounting principles generally accepted in the United States.

RECONCILIATION OF OPERATING INCOME AND NET INCOME TO ADJUSTED EARNINGS BEFORE

INTEREST, TAXES, DEPRECIATION, AMORTIZATION AND SPECIAL TERMINATION CHARGE

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Net income	$(286)	$11,203	$24,668	$38,067
Add: Litigation settlements	688	21	419	(991)
Interest expense, net	5,692	4,327	16,105	8,192
Loss on early extinguishment of term loans	—	1,687	—	1,687
Income tax provision	562	8,113	21,013	27,566

Operating income	6,656	25,351	62,205	74,521
Add: Litigation settlements	(688)	(21)	(419)	991
Depreciation and amortization	3,220	2,996	9,394	8,308
Amortization of other intangible assets	2,551	1,952	8,310	4,309

EBITDA (1)	11,739	30,278	79,490	88,129
Special termination charge	22,972	—	22,972	—
Loss from subleased facilities	—	920	—	920

ADJUSTED EBITDA (1)	$34,711	$31,198	$102,462	$89,049

(1)	Management defines and uses earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA and adjusted net income, which are non-GAAP measures, in evaluating the Company’s financial performance. These measures may not be similar to non-GAAP measures of other companies. Management believes that the use of such measures, as supplements to operating income, net income and other GAAP measures, are useful indicators of the Company’s financial performance and its ability to generate cash flow from operations that are available to fund capital expenditures and service debt. Further, these measures exclude certain items to provide better comparability from period to period. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with accounting principles generally accepted in the United States.

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